Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-68278, 333-102090, and 333-105743 on Form S-3, Nos. 333-68012, 333-69254, 333-86012, 333-88230, 333-101042, 333-101043 and 333-110431 on Form S-8 and No. 333-61440 on Form S-4/S-8 of AmerisourceBergen Corporation of our report dated November 1, 2004 (except for Note 16, as to which the date is December 3, 2004), with respect to the consolidated financial statements and schedule of AmerisourceBergen Corporation and subsidiaries included in this Annual Report (Form 10-K) for the fiscal year ended September 30, 2004.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 8, 2004